Exhibit 99.1

Pep Boys Reports Second Quarter 2009 Results

- Net Earnings Up 42% -

PHILADELPHIA – September 8, 2009 – The Pep Boys – Manny, Moe & Jack (NYSE: “PBY”), the nation’s leading automotive aftermarket service and retail chain, today announced results for the thirteen (second quarter) and twenty-six (first half) weeks ended August 1, 2009.

Operating Results

Second Quarter

Sales

Sales for the thirteen weeks ended August 1, 2009 were $488.9 million, as compared to $500.0 million for the thirteen weeks ended August 2, 2008. Comparable sales decreased 2.3%, consisting of a 5.2% comparable service revenue increase and a 4.0% comparable merchandise sales decrease.  In accordance with GAAP, service revenue is limited to labor sales and merchandise sales includes merchandise sold through both our service center and retail lines of business. Re-categorizing Sales into the respective lines of business from which they are generated, comparable Service Center Revenue (labor plus installed merchandise and tires) increased 2.3%, while comparable Retail Sales (DIY and Commercial) decreased 6.0%.

Earnings

Earnings From Continuing Operations Before Income Taxes increased to $12.8 million for the second quarter of fiscal 2009 from the $6.6 million recorded in the same period last year. Net Earnings increased to $7.7 million ($0.15 per share) for the second quarter of fiscal 2009 from the $5.4 million ($0.10 per share) recorded in the same period last year. The second quarter 2009 results reflect Service Center revenue growth, improved gross margin rates and tight spending control. The second quarter 2008 results included a $4.1 million gain from the disposition of assets and a one-time $2.2 million tax benefit resulting from the recording of a deferred tax asset.

First Half

Sales

Sales for the twenty-six weeks ended August 1, 2009 were $985.4 million, as compared to $998.1 million for the twenty-six weeks ended August 2, 2008. Comparable sales decreased 1.3%, consisting of a 4.5% comparable service revenue increase and a 2.6% comparable merchandise sales decrease. Re-categorizing Sales (see above), comparable Service Center Revenue increased 2.8%, while comparable Retail Sales decreased 4.6%.

Earnings

Earnings From Continuing Operations Before Income Taxes increased to $32.8 million for the first half of 2009 from the $16.0 million recorded in the same period last year. Net Earnings increased to $18.6 million ($0.36 per share) for the first half of fiscal 2009 from the $10.1 million ($0.19 per share) recorded in the same period last year. The first-half 2009 results reflect Service Center revenue growth, improved gross margin rates, tight spending control and reduced interest expense.  The first-half 2009 results also include a $6.2 million gain resulting from bond repurchases. The first-half 2008 results included a $3.5 million gain resulting from bond repurchases, a $9.6 million net gain from dispositions of assets (primarily from sale leaseback transactions) and a one-time $2.2 million tax benefit resulting from the recording of a deferred tax asset.

Commentary

“We are pleased with our performance for the quarter and year-to-date and remain on-track with our turnaround,” said CEO Mike Odell. “Our service center and commercial businesses show strong revenue growth and our core DIY retail business is stable. The current environment for sales of more discretionary items remains challenging for now.” The second quarter of 2009 is the last quarter where comparable sales are impacted by a prior period’s sell down of non-core merchandise ($2.4 million in Q2 2008).

Mike continued, “On the store growth front, we have started to prove out our ‘hub and spoke’ strategy by opening five new service and tire centers since our first quarter earnings release, bringing our year-to-date openings to six.”

“During the quarter, we continued to improve store execution and maintain our customers first focus, while simultaneously maintaining tight spending control,” commented CFO Ray Arthur.  “Our first half SG&A expense was over $24 million less in 2009 than 2008, helping us end the first half of 2009 with $45 million less net debt than we had at the beginning of the year.”

Pep Boys has approximately 6,000 service bays within over 560 retail stores located in 35 states and Puerto Rico. Along with its full-service vehicle maintenance and repair capabilities, the Company also serves the commercial auto parts delivery market and is one of the leading sellers of replacement tires in the United States. Customers can find the nearest location by calling 1-800-PEP-BOYS or by visiting www.pepboys.com.

Certain statements contained herein constitute “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. The word “guidance,” “expect,” “anticipate,” “estimates,” “forecasts” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements include management’s expectations regarding implementation of its long-term strategic plan, future financial performance, automotive aftermarket trends, levels of competition, business development activities, future capital expenditures, financing sources and availability and the effects of regulation and litigation. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. The Company’s actual results may differ materially from the results discussed in the forward-looking statements due to factors beyond the control of the Company, including the strength of the national and regional economies, retail and commercial consumers’ ability to spend, the health of the various sectors of the automotive aftermarket, the weather in geographical regions with a high concentration of the Company’s stores, competitive pricing, the location and number of competitors’ stores, product and labor costs and the additional factors described in the Company’s filings with the SEC.  The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

Investors have an opportunity to listen to the Company’s quarterly conference calls discussing its results and related matters. The call for the second quarter will be broadcast live on Wednesday, September 9 at 8:30 a.m. ET over the Internet at the Vcall Web site, located at http://www.investorcalendar.com.  To listen to the call live, please go to the Web site at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call. Supplemental financial information will be available the morning of September 9 on Pep Boys’ Web site at www.pepboys.com.

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Contact:

Pep Boys, Philadelphia

Investor Contact: Ray Arthur, 215-430-9720

Media Contact: Peter Robinson, 215-430-9553
Internet: http://www.pepboys.com

Pep Boys Financial Highlights

Thirteen Weeks Ended	August 1, 2009	August 2, 2008

Total Revenues	$488,911,000	$500,043,000

Net Earnings	$7,735,000	$5,448,000

Basic Earnings Per Share:
Average Shares	52,384,000	52,153,000

Net Earnings	$0.15	$0.10

Diluted Earnings Per Share:
Average Shares	52,699,000	52,236,000

Net Earnings	$0.15	$0.10

Twenty Six weeks ended	August 1, 2009	August 2, 2008

Total Revenues	$985,399,000	$998,086,000

Net Earnings	$18,644,000	$10,120,000

Basic Earnings Per Share:
Average Shares	52,359,000	52,109,000

Net Earnings	$0.36	$0.19

Diluted Earnings Per Share:
Average Shares	52,538,000	52,204,000

Net Earnings	$0.36	$0.19